UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 19, 2012

A123 Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34463	04-3583876
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  617-778-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Registered Direct Offering of Common Stock and Warrants

On January 19, 2012, A123 Systems, Inc. (the “Company”) entered into a placement agent agreement with Lazard Capital Markets LLC (the “Placement Agent”) relating to a registered direct offering by the Company of an aggregate of 12,500,000 units (“Units”). Each Unit consists of one share of the Company’s common stock and one warrant to purchase one share of such common stock at a negotiated purchase price of $2.034 per Unit. The Company expects to raise gross proceeds of approximately $25.4 million from the offering of the Units. The sale of the Units is being made pursuant to a subscription agreement between the Company and the sole institutional investor in the offering. The net offering proceeds to the Company from the sale of the Units, after deducting the Placement Agent’s fees and other estimated offering expenses payable by the Company, are expected to be approximately $23.5 million.

The per share exercise price of the warrants is $2.71. The warrants can be exercised beginning on the date that is six months and one day after the initial closing date and will expire twenty-four months after the date on which they become exercisable. Subject to the satisfaction of the terms and conditions set forth in the subscription agreement between the Company and the investor, at any time during both (a) the ten (10) trading days beginning on June 18, 2012 and (b) the ten (10) trading days beginning on July 23, 2012, the Company will have the option to require the investor to purchase up to an additional 6,250,000 shares of Common Stock during each such period at a price equal to 90% of the lesser of (i) the volume weighted average price on the date of exercise, or (ii) the arithmetic average of the daily volume weighted average price for the ten (10) consecutive trading days ending on the date of exercise. The Company cannot require the investor to purchase more than $100,000,000 of additional shares.

The initial closing of the transaction is expected to occur on or about January 25, 2012, subject to customary closing conditions. A copy of the placement agent agreement, opinion of Latham & Watkins LLP, the form of subscription agreement and the form of warrant being entered into with the investor are attached to this Current Report on Form 8-K as Exhibits 1.1, 5.1, 10.1 and 10.2, respectively, and are incorporated herein by reference. The foregoing is only a brief description of the material terms of the placement agent agreement, the warrant and the subscription agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to these Exhibits.

The placement agent agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Placement Agent, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the placement agent agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Company offered and is selling the above-described securities pursuant to a prospectus dated March 28, 2011 and a prospectus supplement dated January 20, 2012, pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-173122), previously declared effective by the Securities and Exchange Commission.

Item 2.02               Results of Operations and Financial Condition

Fourth Quarter 2011 Update

Although the Company’s financial statements for the year ended December 31, 2011 are not yet complete, preliminary indications are that year-end revenue will be approximately $162 million which is lower than the previously disclosed range of $165 to $180 million. This is due primarily to the previously-announced reduction in Fisker’s fourth quarter pack demand and the resulting decrease in shipments.  The Company expects Fisker’s pack demand to start increasing earlier in the first quarter of 2012 than previously anticipated and will begin to ramp up production shortly.

Item 7.01               Regulation FD Disclosure

Fourth Quarter 2011 Update

The information relating to the fourth quarter 2011 update is hereby incorporated by reference into this Item 7.01.

Pricing Press Release

On January 20, 2012, the Company issued a press release announcing the above-described offering. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information contained in Items 2.02 and 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless the Company specifically incorporates it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.  By filing this Current Report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

Item 8.01               Other Events

Legal Opinion Letter

In connection with the offering discussed in Item 1.01, the legal opinion letter of Latham & Watkins LLP regarding the validity of the common stock and warrants is filed as Exhibit 5.1 to this Current Report on Form 8-K.  The legal opinion letter is also filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

1.1	Placement Agent Agreement, dated January 19, 2012 between A123 Systems, Inc. and Lazard Capital Markets LLC

5.1	Opinion of Latham & Watkins LLP

10.1	Form of Subscription Agreement

10.2	Form of Warrant

99.1	A123 Systems, Inc. Press Release, issued January 20, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.

Date: January 20, 2012	By:	/s/ ERIC J. PYENSON
Eric J. Pyenson
Vice President and General Counsel